Exhibit 21.1

Subsidiary Name	State or Other Jurisdiction of Incorporation or Organization
Seritage Growth Properties, L.P.	Delaware
Seritage SRC Finance LLC	Delaware
Seritage KMT Finance LLC	Delaware
Seritage SRC Mezzanine Finance LLC	Delaware
Seritage KMT Mezzanine Finance LLC	Delaware
Seritage Management LLC	Delaware
Seritage GS Holdings LLC	Delaware
Seritage SPS Holdings LLC	Delaware
Seritage MS Holdings LLC	Delaware
Seritage GS Holdings (2017) LLC	Delaware
SRG Mark 302 Member LLC	Delaware
Mark 302 JV LLC	Delaware
Mark 302 Property Owner LLC	Delaware
SRG UTC Member LLC	Delaware
SI UTC LLC	Delaware
SI UTC Property Owner LLC	Delaware
SRC WH Member LLC	Delaware
SF WH Joint Venture LLC	Delaware
SF WH Property Owner LLC	Delaware
SRC NJ Holdings LLC	Delaware
Seritage JV Holdco LLC	Delaware
SRG Landmark Member LLC	Delaware
SRG Cockeysville Member LLC	Delaware
SRG Tech Ridge Member LLC	Delaware
Tech Ridge JV Holdings LLC	Delaware
Tech Ridge JV Developer LLC	Delaware
SRG Carson Member LLC	Delaware